The Target Portfolio Trust
For the year ended 10/31/08
File number 811-07064


The Target Portfolio Trust
Mortgage Backed Securities Portfolio

Supplement dated January 8, 2009 to the Prospectus and Statement of Additional Information dated December 31, 2007

Effective December 31, 2008, Joseph F. Marvan and Val Petrov replaced Michael F. Garrett as portfolio managers for the Mortgage Backed Securities Portfolio ("the Portfolio"). All references and information pertaining to Mr. Garrett appearing in the Prospectus and Statement of Additional Information are hereby deleted.

To reflect this change, the first paragraph of the section of the Prospectus under the heading How the Trust is Managed - Portfolio Managers - Mortgage Backed Securities Portfolio and U.S. Government Money Market Portfolio is hereby deleted and replaced with the following:

Wellington Management . Joseph F. Marvan, CFA, a Vice President and fixed income Portfolio Manager of Wellington Management, manages the Mortgage Backed Securities Portfolio. Val Petrov, PhD, CFA, a Vice President and fixed income Portfolio Manager of Wellington Management, is involved in portfolio management and securities analysis for the Mortgage Backed Securities Portfolio. Mr. Marvan joined Wellington Management as an investment professional in 2003. Mr. Petrov joined Wellington Management as an investment professional in 2000. Timothy E. Smith, a Senior Vice President and fixed income Portfolio Manager of Wellington Management, manages the U.S. Government Money Market Portfolio. Mr. Smith joined Wellington Management as an investment professional in 1992.

The following information will be added to the Portfolio's respective table in the Prospectus under the heading How the Trust is Managed - Portfolio Managers - Mortgage Backed Securities
Portfolio and U.S. Government Money Market Portfolio:

PORTFOLIO MANAGER STARTING SERVICE DATES

SUBADVISER                 PORTFOLIO MANAGERS        SERVICE DATE

Wellington Management      Joseph F. Marvan          December 2008
(Mortgage Backed           Val Petrov                December 2008
Securities Portfolio)


The following information will be added to the Portfolio's respective table in the Statement of Additional Information under the heading Part 1 - Management & Advisory Arrangements - Additional Information About the Portfolio Managers - Other Accounts and
Ownership of Fund Securities:

SUBADVISERS    PORTFOLIO  REGISTERED  OTHER POOLED    OTHER     OWNERSHIP
               MANAGERS   INVESTMENT  INVESTMENTS    ACCOUNTS   OF FUND
                          COMPANIES   VEHICLES                  SECURITIES
 --------       -------    --------    ---------     ---------   -------
Wellington    Joseph F.     None      16/$3,956.2   25/$6,895.1   None
Management    Marvan                  million       million
Company, LLP                          3/$803.4
                                      million

              Val Petrov    None        None          None        None


The information in the table is as of December 31, 2008.


The information for Wellington Management in the Statement of Additional Information under the heading Part I - Management & Advisory Arrangements - Additional Information About the Portfolio Managers - Compensation and Conflicts of Interest is hereby deleted and replaced with the following:

Wellington Management Company, LLP


Compensation for Mortgage Backed Securities (MBS) Portfolio

Wellington Management receives a fee based on the assets under management of the MBS Portfolio as set forth in the Investment Subadvisory Agreement between Wellington Management and Prudential Investments LLC on behalf of the MBS Portfolio. Wellington Management pays its investment professionals out of its total revenues and other resources, including the advisory fees earned with respect to the MBS Portfolio. The following information is as of December 31, 2008.

Wellington Management's compensation structure is designed to attract and retain high-caliber investment professionals necessary to deliver high quality investment management services to its clients. Wellington Management's compensation of the MBS Portfolio's managers listed in the prospectus who are primarily responsible for the day-to-day management of the MBS Portfolio ("Investment Professionals") includes a base salary and incentive components. The base salaries for the Investment Professionals are determined by the Investment Professionals' experience and performance in their roles as Investment Professionals. Base salaries for Wellington Management's employees are reviewed annually and may be adjusted based on the recommendation of an Investment Professional's manager, using guidelines established by Wellington Management's Compensation Committee, which has final oversight responsibility for base salaries of employees of the firm. Each Investment Professional is eligible to receive an incentive payment based on the revenues earned by Wellington Management from the MBS Portfolio and generally each other account managed by such Investment Professional. Each Investment Professional's incentive payment relating to the MBS Portfolio is linked to the gross pre-tax performance of the MBS Portfolio compared to the Barclays MBS Fixed Rate Index ex Hybrid Arms over one and three year periods, with an emphasis on three year results. Wellington Management applies similar incentive compensation structures (although the benchmarks or peer groups, time periods and rates may differ) to other accounts managed by these Investment Professionals, including accounts with performance fees.

Portfolio-based incentives across all accounts managed by an investment professional can, and typically do, represent a significant portion of an investment professional's overall compensation; incentive compensation varies significantly by individual and can vary significantly from year to year. The Investment Professionals may also be eligible for bonus payments based on their overall contribution to Wellington Management's business operations. Senior management at Wellington Management may reward individuals as it deems appropriate based on factors other than account performance. Each partner of Wellington Management is eligible to participate in a partner-funded tax qualified retirement plan, the contributions to which are made pursuant to an actuarial formula, as a partner of the firm.

Conflicts of Interest between the MBS Portfolio and Other Accounts Sub-advised by Wellington Management

Individual investment professionals at Wellington Management manage multiple accounts for multiple clients. These accounts may include mutual funds, separate accounts (assets managed on behalf of institutions such as pension funds, insurance companies, foundations, or separately managed account programs sponsored by financial intermediaries), bank common trust accounts, and hedge funds. The Investment Professionals generally manage accounts in several different investment styles. These accounts may have investment objectives, strategies, time horizons, tax considerations and risk profiles that differ from those of the MBS Portfolio. The Investment Professionals make investment decisions for each account, including the MBS Portfolio, based on the investment objectives, policies, practices, benchmarks, cash flows, tax and other relevant investment considerations applicable to that account. Consequently, the Investment Professionals may purchase or sell securities, including IPOs, for one account and not another account, and the performance of securities purchased for one account may vary from the performance of securities purchased for other accounts. Alternatively, these accounts may be managed in a similar fashion to the MBS Portfolio and thus the accounts may have similar, and in some cases nearly identical, objectives, strategies and/or holdings to that of the MBS Portfolio.

The Investment Professionals or other investment professionals at Wellington Management may place transactions on behalf of other accounts that are directly or indirectly contrary to investment decisions made on behalf of the MBS Portfolio, or make investment decisions that are similar to those made for the MBS Portfolio, both of which have the potential to adversely impact the MBS Portfolio depending on market conditions. For example, an investment professional may purchase a security in one account while appropriately selling that same security in another account. Similarly, the Investment Professionals may purchase the same security for the MBS Portfolio and one or more other accounts at or about the same time, and in those instances the other accounts will have access to their respective holdings prior to the public disclosure of the MBS Portfolio's holdings. In addition, some of these accounts have fee structures, including performance fees, which are or have the potential to be higher, in some cases significantly higher, than the fees Wellington Management receives for managing the MBS Portfolio. Because incentive payments paid by Wellington Management to the Investment Professionals are tied to revenues earned by Wellington Management and, where noted, to the performance achieved by the manager in each account, the incentives associated with any given account may be significantly higher or lower than those associated with other accounts managed by the Investment Professionals. Finally, the Investment Professionals may hold shares or investments in the other pooled investment vehicles and/or other accounts identified above.
Wellington Management's goal is to meet its fiduciary obligation to treat all clients fairly and provide high quality investment services to all of its clients. Wellington Management has adopted and implemented policies and procedures, including brokerage and trade allocation policies and procedures, which it believes address the conflicts associated with managing multiple accounts for multiple clients. In addition, Wellington Management monitors a variety of areas, including compliance with primary account guidelines, the allocation of IPOs, and compliance with the firm's Code of Ethics, and places additional investment restrictions on investment professionals who manage hedge funds and certain other accounts. Furthermore, senior investment and business personnel at Wellington Management periodically review the performance of Wellington Management's investment professionals. Although Wellington Management does not track the time an investment professional spends on a single account, Wellington Management does periodically assess whether an investment professional has adequate time and resources to effectively manage the investment professional's various client mandates.